EXHIBIT 16.1

November 18, 2024

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of My City Builders, Inc. dated November 18, 2024, and we agree with the statements as they relate to our Firm contained therein. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ TPS Thayer LLC
TPS Thayer LLC
Sugar Land, Texas